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NIKE, Inc. and Phil Knight Complete Planned Chairman Succession
Mark Parker, NIKE President and CEO, to Now Also Serve as Chairman
Phil Knight appointed Chairman Emeritus

BEAVERTON, Ore., June 30, 2016 - NIKE, Inc. (NYSE:NKE) today announced that NIKE Chairman Phil Knight has retired from the Board of Directors and the Board has appointed Mark Parker, NIKE’s President and CEO since 2006, to the additional position of Chairman, effective immediately. This is the completion of the planned transition that was initiated a year ago.

“Phil’s impact on NIKE is immeasurable,” said Parker. “His entrepreneurial drive is and always will be part of our DNA. Along with NIKE’s exceptional management team, I am committed to leading our next era of innovation and growth as we serve and inspire athletes throughout the world.”*

The Board has also appointed Knight to the position of Chairman Emeritus, with a standing invitation to attend NIKE Board meetings as an observer and to lend his experience and time to further the growth of NIKE’s business.

“I could not be more pleased with the Board’s thoughtful execution of the succession plan, and am thrilled that an outstanding leader like Mark will head the Board,” said Knight. “I intend to continue to work to promote the company’s business in my new role for as long as I can contribute to NIKE’s success and long-term growth.”*

The Company also announced today that Tim Cook, CEO of Apple, has been appointed lead independent director of the Board, effective immediately. Cook has been a NIKE director since 2005, is chair of the Board’s Compensation Committee and serves as a member of the Nominating & Corporate Governance Committee.

Knight today announced that he has sold his voting interests in Swoosh, LLC, the company he formed over a year ago to hold the majority of his shares of NIKE Class A Common Stock, to a trust controlled by his son and NIKE director, Travis Knight. After the sale of Swoosh voting interests, Travis controls two of the five votes on the Swoosh Board, with the remaining three votes exercised by NIKE directors Mark Parker, Alan Graf, Jr., and John Donahoe.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE, Inc. subsidiary brands include Converse, which designs, markets and distributes athletic lifestyle footwear, apparel and accessories; and Hurley, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available at http://investors.nike.com. Individuals can also visit http://news.nike.com/ and follow @Nike.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.